Exhibit 99.1

press release
July 31, 2024

Radian Announces Second Quarter 2024 Financial Results

— Second quarter net income of $152 million, or $0.98 per diluted share —

— Return on equity of 13.6% —

— Book value per share growth of 12% year-over-year to $29.66 —

— Available Holding Company Liquidity increased to $1.2 billion following $200 million ordinary dividend from

Radian Guaranty during the second quarter —

— Share repurchase authorization increased to $900 million and extended through June 2026; $50 million of shares repurchased during the second quarter and $667 million of purchase authority remaining —

WAYNE, PA. July 31, 2024 - Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended June 30, 2024, of $152 million, or $0.98 per diluted share. This compares with net income for the quarter ended June 30, 2023, of $146 million, or $0.91 per diluted share.

Adjusted pretax operating income for the quarter ended June 30, 2024, was $193 million, or $0.99 per diluted share. This compares with adjusted pretax operating income for the quarter ended June 30, 2023, of $184 million, or $0.91 per diluted share.

Key Financial Highlights	Quarter ended
($ in millions, except per-share amounts)	June 30, 2024	March 31, 2024	June 30, 2023
Total revenues	$321	$319	$290
Net income	$152	$152	$146
Diluted net income per share	$0.98	$0.98	$0.91
Consolidated pretax income	$188	$199	$183
Adjusted pretax operating income (1)	$193	$203	$184
Adjusted diluted net operating income per share (1) (2)	$0.99	$1.03	$0.91
Return on equity (3)	13.6%	13.8%	14.1%
Adjusted net operating return on equity (1) (2)	13.6%	14.5%	14.1%
New Insurance Written (NIW) - mortgage insurance	$13,902	$11,534	$16,946
Net premiums earned - mortgage insurance	$235	$234	$211
New defaults	11,104	11,756	9,775
Provision for losses - mortgage insurance	($2)	($7)	($22)

	As of
($ in millions, except per-share amounts)	June 30, 2024	March 31, 2024	June 30, 2023
Book value per share	$29.66	$29.30	$26.51
Accumulated other comprehensive income (loss) value per share (4)	($2.50)	($2.39)	($2.69)
PMIERs Available Assets (5)	$5,978	$5,989	$5,689
PMIERs excess Available Assets (6)	$2,206	$2,282	$1,662
Available Holding Company Liquidity (7)	$1,190	$1,094	$1,010
Total investments	$6,588	$6,327	$5,896
Primary mortgage insurance in force	$272,827	$270,986	$266,859
Percentage of primary loans in default (8)	2.0%	2.1%	2.0%
Mortgage insurance loss reserves	$351	$357	$373

(1)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and reconciliations of these measures to the comparable GAAP measures, see Exhibits F and G.

(2)	Calculated using the Company’s federal statutory tax rate of 21%.
(3)	Calculated by dividing annualized net income by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(4)	Included in book value per share for each period presented.
(5)	Represents Radian Guaranty’s Available Assets, calculated in accordance with the Private Mortgage Insurer Eligibility Requirements (PMIERs) financial requirements in effect for each date shown.
(6)	Represents Radian Guaranty’s excess or “cushion” of Available Assets over its Minimum Required Assets, calculated in accordance with the PMIERs financial requirements in effect for each date shown.
(7)	Represents Radian Group’s available liquidity, excluding available capacity under its $275 million unsecured revolving credit facility.
(8)	Represents the number of primary loans in default as a percentage of the total number of insured primary loans.

Book value per share at June 30, 2024, was $29.66, compared to $29.30 at March 31, 2024, and $26.51 at June 30, 2023. This represents a 12% growth in book value per share at June 30, 2024, as compared to June 30, 2023, and includes accumulated other comprehensive income (loss) of $(2.50) per share as of June 30, 2024, and $(2.69) per share as of June 30, 2023. Changes in accumulated other comprehensive income (loss) are primarily from net unrealized gains or losses on investments as a result of decreases or increases, respectively, in market interest rates.

“We reported another quarter with excellent results for Radian. We increased book value per share by 12% year-over-year, generated net income of $152 million and delivered a return on equity of 13.6% in the second quarter,” said Radian’s Chief Executive Officer Rick Thornberry. “Our strong operational performance reflects the high quality of our mortgage insurance portfolio, the resilience of our business model, the strength and quality of our investment portfolio, the depth of our customer relationships and the commitment of our team.”

SECOND QUARTER HIGHLIGHTS

•	NIW was $13.9 billion in the second quarter of 2024, compared to $11.5 billion in the first quarter of 2024, and $16.9 billion in the second quarter of 2023.

•	Purchase NIW increased 22% in the second quarter of 2024 compared to the first quarter of 2024 and decreased 18% compared to the second quarter of 2023.

•	Refinances accounted for 2% of total NIW in the second quarter of 2024, compared to 3% in the first quarter of 2024, and 1% in the second quarter of 2023.

•	Total primary mortgage insurance in force of $272.8 billion as of June 30, 2024, compared to $271.0 billion as of March 31, 2024, and $266.9 billion as of June 30, 2023.

•

Persistency, which is the percentage of mortgage insurance that remains in force after a twelve-month period, was 84% for the twelve months ended June 30, 2024, compared to 84% for the twelve months ended March 31, 2024, and 83% for the twelve months ended June 30, 2023.

•	Annualized persistency for the three months ended June 30, 2024, was 84%, compared to 85% for the three months ended March 31, 2024, and 84% for the three months ended June 30, 2023.

•

Net mortgage insurance premiums earned were $235 million for the second quarter of 2024, an increase compared to $234 million for the first quarter of 2024, and $211 million for the second quarter of 2023.

•

Mortgage insurance in force portfolio premium yield was 38.2 basis points in the second quarter of 2024. This compares to 38.2 basis points in each of the first quarter of 2024 and the second quarter of 2023.

•

Total net mortgage insurance premium yield, which includes the impact of ceded premiums earned and accrued profit commission, was 34.5 basis points in the second quarter of 2024. This compares to 34.6 basis points in the first quarter of 2024, and 31.9 basis points in the second quarter of 2023. The second quarter of 2023 included an increase of 3.2 basis points in ceded premiums earned, as a result of the tender offers by Eagle Re 2019-1 Ltd. and Eagle Re 2020-1 Ltd, in that quarter.

•	Details regarding premiums earned may be found in Exhibit D.

•

The mortgage insurance provision for losses was a benefit of $2 million in the second quarter of 2024, compared to a benefit of $7 million in the first quarter of 2024 and a benefit of $22 million in the second quarter of 2023.

•

Favorable reserve development on prior period defaults was $50 million in the second quarter of 2024, compared to $61 million in the first quarter of 2024 and $63 million in the second quarter of 2023.

•	The number of primary delinquent loans was 20,276 as of June 30, 2024, compared to 20,850 as of March 31, 2024, and 19,880 as of June 30, 2023.

•	The loss ratio in the second quarter of 2024 was (0.8)%, compared to (2.9)% in the first quarter of 2024, and (10.3)% in the second quarter of 2023.

•	Total mortgage insurance claims paid were $6 million in the second quarter of 2024, compared to $3 million in each of the first quarter of 2024 and the second quarter of 2023.

•	Additional details regarding mortgage insurance provision for losses may be found in Exhibit D.

•	Other operating expenses were $92 million in the second quarter of 2024, compared to $83 million in the first quarter of 2024, and $90 million in the second quarter of 2023.

•

Other operating expenses increased in the second quarter of 2024 as compared to the first quarter of 2024, primarily due to the timing of our annual share-based incentive grants as well as severance and related expenses recognized in the second quarter of 2024.

•	Additional details regarding other operating expenses may be found in Exhibit D.

CAPITAL AND LIQUIDITY UPDATE

Radian Group

•

As of June 30, 2024, Radian Group maintained $1.2 billion of available liquidity. Total holding company liquidity, including the company’s $275 million unsecured revolving credit facility, was $1.5 billion as of June 30, 2024.

•

As previously announced, in May 2024, the company’s Board of Directors authorized an increase to its existing share repurchase program from $300 million to $900 million and extended the term to June 30, 2026. This program provides Radian the flexibility to repurchase shares opportunistically from time to time and to spend up to $900 million, excluding commissions, based on market and business conditions, stock price and other factors. During the second quarter of 2024, the company repurchased 1.6 million shares of Radian Group common stock at a total cost of $50 million, including commissions. As of June 30, 2024, purchase authority of up to $667 million remained available under the existing program.

•	Radian Group paid a dividend on its common stock in the amount of $0.245 per share, totaling $37 million, on June 20, 2024.

Radian Guaranty

•

Radian Guaranty paid an ordinary dividend to Radian Group of $200 million in the second quarter of 2024, compared to $100 million in the first quarter of 2024 and $100 million in the second quarter of 2023.

•	At June 30, 2024, Radian Guaranty’s Available Assets under PMIERs totaled approximately $6.0 billion, resulting in PMIERs excess Available Assets of $2.2 billion.

•

In June 2024, consistent with our use of risk distribution strategies to effectively manage capital and proactively mitigate risk, Radian Guaranty entered into a quota share reinsurance arrangement (“2024 QSR Agreement”) with a panel of third-party reinsurance providers. Under the 2024 QSR Agreement, we expect to cede 25% of NIW between July 1, 2024, and June 30, 2025, subject to certain conditions.

RECENT EVENTS

•	In July 2024, Radian Mortgage Capital brought to market its inaugural secondary market securitization, a prime jumbo transaction of $348.9 million in size.

•

In July 2024, Radian Group announced the redemption of its 2024 senior notes in the amount of $450 million, payable in September 2024. Once complete, this redemption will result in a corresponding $450 million reduction in holding company debt and reduce Radian Group’s financial leverage.

CONFERENCE CALL

Radian will discuss second quarter 2024 financial results in a conference call tomorrow, Thursday, August 1, 2024, at 12:00 p.m. Eastern time. The conference call will be webcast live on the company’s website at https://radian.com/who-we-are/for-investors/webcasts or at www.radian.com. The webcast is listen-only. Those interested in participating in the question-and-answer session should follow the conference call dial-in instructions below.

The call may be accessed via telephone by registering for the call here to receive the dial-in numbers and unique PIN. It is recommended that you join 10 minutes prior to the event start (although you may register and dial in at any time during the call).

A digital replay of the webcast will be available on Radian’s website approximately two hours after the live broadcast ends for a period of one year at https://radian.com/who-we-are/for-investors/webcasts.

In addition to the information provided in the company’s earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian’s website at www.radian.com, under Investors.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments, except for certain investments and other financial instruments attributable to our reportable segment or All Other activities; (ii) amortization and impairment of goodwill and other acquired intangible assets; and (iii) impairment of other long-lived assets and other non-operating items, if any, such as gains (losses) from the sale of lines of business, acquisition-related income (expenses) and gains (losses) on extinguishment of debt. Adjusted diluted net operating income (loss) per share is calculated by dividing adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the company’s statutory tax rate, by the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, valuation, asset management and other real estate services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit www.radian.com and homegenius.com to learn more about how Radian and its pioneering homegenius platform are building a smarter future for mortgage and real estate services.

Contact:

For Investors

Dan Kobell - Phone: 215.231.1113

email: daniel.kobell@radian.com

For Media

Rashi Iyer - Phone: 215.231.1167

email: rashi.iyer@radian.com

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

Exhibit A:	Condensed Consolidated Statements of Operations

Exhibit B:	Net Income Per Share

Exhibit C:	Condensed Consolidated Balance Sheets

Exhibit D:	Condensed Consolidated Statements of Operations Detail

Exhibit E:	Segment Information

Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures

Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations

Exhibit H:	Mortgage Insurance Supplemental Information - New Insurance Written

Exhibit I:	Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force

Radian Group Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (1)

Exhibit A

	2024		2023
(In thousands, except per-share amounts)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Revenues
Net premiums earned	$237,731	$235,857	$232,649	$240,262	$213,429
Services revenue	13,265	12,588	12,419	10,892	11,797
Net investment income	73,766	69,221	68,824	67,805	63,348
Net gains (losses) on investments and other financial instruments	(4,487)	490	13,447	(8,555)	(236)
Other income	872	1,262	1,305	2,109	1,241

Total revenues	321,147	319,418	328,644	312,513	289,579

Expenses
Provision for losses	(1,745)	(7,034)	4,170	(8,135)	(21,632)
Policy acquisition costs	6,522	6,794	6,147	6,920	5,218
Cost of services	9,535	9,327	8,950	8,886	10,257
Other operating expenses	91,648	82,636	95,218	79,206	89,885
Interest expense	27,064	29,046	23,169	23,282	21,805
Impairment of goodwill	—	—	9,802	—	—
Amortization of other acquired intangible assets	—	—	1,371	1,371	1,370

Total expenses	133,024	120,769	148,827	111,530	106,903

Pretax income	188,123	198,649	179,817	200,983	182,676
Income tax provision	36,220	46,295	37,124	44,401	36,589

Net income	$151,903	$152,354	$142,693	$156,582	$146,087

Diluted net income per share	$0.98	$0.98	$0.91	$0.98	$0.91

(1)	See Exhibit D for additional details.

Radian Group Inc. and Subsidiaries

Net Income Per Share

Exhibit B

The calculation of basic and diluted net income per share is as follows.

	2024		2023
(In thousands, except per-share amounts)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Net income—basic and diluted	$151,903	$152,354	$142,693	$156,582	$146,087

Average common shares outstanding—basic	153,110	153,817	155,318	158,461	159,010
Dilutive effect of share-based compensation arrangements (1)	1,289	2,154	1,909	1,686	1,734

Adjusted average common shares outstanding—diluted	154,399	155,971	157,227	160,147	160,744

Basic net income per share	$0.99	$0.99	$0.92	$0.99	$0.92

Diluted net income per share	$0.98	$0.98	$0.91	$0.98	$0.91

(1)

The following number of shares of our common stock equivalents issued under our share-based compensation arrangements are not included in the calculation of diluted net income per share because their effect would be anti-dilutive.

	2024		2023
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Shares of common stock equivalents	64	—	—	—	112

Radian Group Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Exhibit C

(In thousands, except per-share amounts)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Assets
Investments	$6,588,149	$6,327,114	$6,085,654	$5,885,652	$5,895,871
Cash	13,791	26,993	18,999	55,489	61,142
Restricted cash	1,993	1,832	1,066	1,305	1,317
Accrued investment income	47,607	46,334	45,783	45,623	42,650
Accounts and notes receivable	137,777	130,095	123,857	144,614	138,432
Reinsurance recoverable	31,064	28,151	25,909	24,148	22,979
Deferred policy acquisition costs	18,566	18,561	18,718	18,817	19,272
Property and equipment, net	56,360	60,521	63,822	74,558	73,885
Goodwill and other acquired intangible assets, net	—	—	—	11,173	12,543
Prepaid federal income taxes	837,736	750,320	750,320	696,820	663,320
Other assets	396,600	369,944	459,805	420,483	375,132

Total assets	$8,129,643	$7,759,865	$7,593,933	$7,378,682	$7,306,543

Liabilities and stockholders’ equity
Unearned premiums	$206,094	$215,124	$225,396	$236,400	$246,666
Reserve for losses and loss adjustment expense	357,470	361,833	370,148	367,568	379,434
Senior notes	1,513,782	1,512,860	1,417,781	1,416,687	1,415,610
Secured borrowings	484,665	207,601	119,476	241,753	178,762
Reinsurance funds withheld	135,849	133,460	130,564	156,114	154,354
Net deferred tax liability	656,113	626,353	589,564	497,560	479,754
Other liabilities	293,351	262,902	343,199	309,701	281,127

Total liabilities	3,647,324	3,320,133	3,196,128	3,225,783	3,135,707

Common stock	172	171	173	175	177
Treasury stock	(967,218)	(946,202)	(945,870)	(945,504)	(945,032)
Additional paid-in capital	1,356,341	1,390,436	1,430,594	1,482,712	1,522,895
Retained earnings	4,470,335	4,357,823	4,243,759	4,136,598	4,016,482
Accumulated other comprehensive income (loss)	(377,311)	(362,496)	(330,851)	(521,082)	(423,686)

Total stockholders’ equity	4,482,319	4,439,732	4,397,805	4,152,899	4,170,836

Total liabilities and stockholders’ equity	$8,129,643	$7,759,865	$7,593,933	$7,378,682	$7,306,543

Shares outstanding	151,148	151,509	153,179	155,582	157,350
Book value per share	$29.66	$29.30	$28.71	$26.69	$26.51

Holding company debt-to-capital ratio (1)	25.2%	25.4%	24.4%	25.4%	25.3%

(1)

Calculated as carrying value of senior notes, which were issued and are owed by our holding company, divided by carrying value of senior notes and stockholders’ equity. This holding company ratio does not include the effects of amounts owed by our subsidiaries related to secured borrowings.

Radian Group Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Detail

Exhibit D (page 1 of 3)

Net Premiums Earned

	2024		2023
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Direct - Mortgage insurance
Premiums earned, excluding revenue from cancellations	$259,342	$258,593	$256,632	$254,903	$252,537
Single Premium Policy cancellations	2,076	2,114	2,058	3,304	3,980

Total direct - Mortgage insurance	261,418	260,707	258,690	258,207	256,517

Ceded - Mortgage insurance
Premiums earned, excluding revenue from cancellations	(39,925)	(38,997)	(40,065)	(32,363)	(57,916	)(1)
Single Premium Policy cancellations (2)	732	(112)	(444)	(873)	(1,114)
Profit commission - other (3)	12,593	12,401	12,199	11,830	13,245

Total ceded premiums - Mortgage insurance	(26,600)	(26,708)	(28,310)	(21,406)	(45,785)

Net premiums earned - Mortgage insurance	234,818	233,999	230,380	236,801	210,732
Net premiums earned - Title insurance	2,913	1,858	2,269	3,461	2,697

Net premiums earned	$237,731	$235,857	$232,649	$240,262	$213,429

(1)

Includes the impact of the completed tender offers by Eagle Re 2019-1 Ltd. and Eagle Re 2020-1 Ltd. to purchase the mortgage insurance-linked notes that supported their reinsurance agreements with Radian Guaranty. As a result, Radian Guaranty incurred additional ceded premiums earned during the second quarter of 2023 of $21 million.

(2)	Includes the impact of related profit commissions.
(3)	The amounts represent the profit commission under our QSR Program, excluding the impact of Single Premium Policy cancellations.

Services Revenue

	2024		2023
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Mortgage Insurance
Contract underwriting services	$309	$210	$202	$266	$284
All Other
Real estate services	8,777	9,193	8,888	7,046	7,598
Title	3,540	2,573	2,713	2,964	3,233
Real estate technology	639	612	616	616	682
Total services revenue	$13,265	$12,588	$12,419	$10,892	$11,797

Radian Group Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Detail

Exhibit D (page 2 of 3)

Net Investment Income

	2024		2023
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Fixed-maturities	$57,924	$57,259	$58,669	$58,599	$56,439
Equity securities	3,067	2,539	3,753	3,222	3,512
Mortgage loans held for sale	5,411	1,793	1,725	1,719	574
Short-term investments	8,614	8,958	5,871	5,405	3,976
Other (1)	(1,250)	(1,328)	(1,194)	(1,140)	(1,153)

Net investment income	$73,766	$69,221	$68,824	$67,805	$63,348

(1)	Includes investment management expenses, as well as the net impact from our securities lending activities.

Provision for Losses

	2024		2023
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Mortgage insurance
Current period defaults (1)	$47,918	$53,688	$53,981	$46,630	$41,223
Prior period defaults (2)	(49,687)	(60,574)	(49,373)	(54,887)	(62,846)

Total Mortgage insurance	(1,769)	(6,886)	4,608	(8,257)	(21,623)
Title insurance	24	(148)	(438)	122	(9)

Total provision for losses	$(1,745)	$(7,034)	$4,170	$(8,135)	$(21,632)

(1)

Related to defaulted loans with the most recent default notice dated in the period indicated. For example, if a loan had defaulted in a prior period, but then subsequently cured and later re-defaulted in the current period, the default would be considered a current period default.

(2)	Related to defaulted loans with a default notice dated in a period earlier than the period indicated, which have been continuously in default since that time.

Other Operating Expenses

	2024		2023
(In thousands)	Qtr 2	Qtr 1	Qtr 4		Qtr 3	Qtr 2
Salaries and other base employee expenses	$41,431	$39,723	$34,182		$33,272	$39,032
Variable and share-based incentive compensation	23,223	17,515	20,262		19,546	18,908
Other general operating expenses	31,623	30,262	45,186	(1)	29,812	35,655
Ceding commissions	(5,957)	(5,644)	(5,327)		(5,153)	(4,824)
Title agent commissions	1,328	780	915		1,729	1,114

Total	$91,648	$82,636	$95,218		$79,206	$89,885

(1)	Includes $14 million of impairment of long-lived assets, primarily from impairments to our lease-related assets and internal-use software.

Radian Group Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Detail

Exhibit D (page 3 of 3)

Interest Expense

	2024		2023
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Senior notes	$21,156	$22,128	$20,335	$20,320	$20,303
Loss on extinguishment of debt (1)	—	4,275	—	—	—
Mortgage loan financing facilities	5,108	1,438	1,421	1,609	400
FHLB advances	544	945	1,059	1,039	611
Revolving credit facility	256	260	354	310	399
Other	—	—	—	4	92

Total interest expense	$27,064	$29,046	$23,169	$23,282	$21,805

(1)	Primarily comprised of the acceleration of remaining unamortized issuance costs related to the March 2024 redemption of our Senior Notes due 2025.

Radian Group Inc. and Subsidiaries

Segment Information

Exhibit E (page 1 of 4)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income (loss), along with a reconciliation to its consolidated GAAP measure, see Exhibits F and G.

	Three Months Ended June 30, 2024
(In thousands)	Mortgage Insurance	All Other (1)	Inter- segment	Total
Net premiums written	$232,645	$2,913	$—	$235,558
(Increase) decrease in unearned premiums	2,173	—	—	2,173

Net premiums earned	234,818	2,913	—	237,731
Services revenue	309	13,064	(108)	13,265
Net investment income	50,102	23,664	—	73,766
Net gains (losses) on investments and other financial instruments	—	(49)	—	(49)
Other income	754	130	(12)	872

Total	285,983	39,722	(120)	325,585

Provision for losses	(1,769)	24	—	(1,745)
Policy acquisition costs	6,522	—	—	6,522
Cost of services	156	9,379	—	9,535
Other operating expenses before allocated corporate operating expenses	17,157	26,615	(120)	43,652
Interest expense	21,957	5,107	—	27,064

Total	44,023	41,125	(120)	85,028

Adjusted pretax operating income (loss) before allocated corporate operating expenses	241,960	(1,403)	—	240,557
Allocation of corporate operating expenses	43,197	4,677	—	47,874

Adjusted pretax operating income (loss) (2)	$198,763	$(6,080)	$—	$192,683

Radian Group Inc. and Subsidiaries

Segment Information

Exhibit E (page 2 of 4)

	Three Months Ended June 30, 2023
(In thousands)	Mortgage Insurance	All Other (1)	Inter- segment	Total
Net premiums written	$214,540	$2,697	$—	$217,237
(Increase) decrease in unearned premiums	(3,808)	—	—	(3,808)

Net premiums earned	210,732	2,697	—	213,429
Services revenue	284	11,617	(104)	11,797
Net investment income	48,070	15,278	—	63,348
Net gains (losses) on investments and other financial instruments	—	95	—	95
Other income	1,246	(1)	(4)	1,241

Total	260,332	29,686	(108)	289,910

Provision for losses	(21,623)	(9)	—	(21,632)
Policy acquisition costs	5,218	—	—	5,218
Cost of services	143	10,114	—	10,257
Other operating expenses before allocated corporate operating expenses	20,009	27,537	(108)	47,438
Interest expense	21,405	400	—	21,805

Total	25,152	38,042	(108)	63,086

Adjusted pretax operating income (loss) before allocated corporate operating expenses	235,180	(8,356)	—	226,824
Allocation of corporate operating expenses	37,081	5,368	—	42,449

Adjusted pretax operating income (loss) (2)	$198,099	$(13,724)	$—	$184,375

(1)

All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; and (iii) the operating results from certain other immaterial activities and operating segments, including our mortgage conduit, title, real estate services and real estate technology businesses.

(2)	See Exhibits F and G for additional information on the use and definition of this term and a reconciliation to consolidated net income.

Radian Group Inc. and Subsidiaries

Segment Information

Exhibit E (page 3 of 4)

	Mortgage Insurance
	2024		2023
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Net premiums written	$232,645	$231,877	$225,112	$235,169	$214,540
(Increase) decrease in unearned premiums	2,173	2,122	5,268	1,632	(3,808)

Net premiums earned	234,818	233,999	230,380	236,801	210,732
Services revenue	309	210	202	266	284
Net investment income	50,102	49,574	51,061	49,953	48,070
Other income	754	1,240	1,302	1,237	1,246

Total	285,983	285,023	282,945	288,257	260,332

Provision for losses	(1,769)	(6,886)	4,608	(8,257)	(21,623)
Policy acquisition costs	6,522	6,794	6,147	6,920	5,218
Cost of services	156	153	157	172	143
Other operating expenses before allocated corporate operating expenses	17,157	17,270	15,559	16,776	20,009
Interest expense	21,957	23,333	21,748	21,673	21,405

Total	44,023	40,664	48,219	37,284	25,152

Adjusted pretax operating income before allocated corporate operating expenses	241,960	244,359	234,726	250,973	235,180
Allocation of corporate operating expenses	43,197	34,509	36,929	31,744	37,081

Adjusted pretax operating income (1)	$198,763	$209,850	$197,797	$219,229	$198,099

Radian Group Inc. and Subsidiaries

Segment Information

Exhibit E (page 4 of 4)

	All Other (2)
	2024		2023
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Net premiums earned	$2,913	$1,858	$2,269	$3,461	$2,697
Services revenue	13,064	12,493	12,311	10,723	11,617
Net investment income	23,664	19,647	17,763	17,852	15,278
Net gains (losses) on investments and other financial instruments	(49)	383	356	283	95
Other income	130	25	14	9	(1)

Total (3)	39,722	34,406	32,713	32,328	29,686

Provision for losses	24	(148)	(438)	122	(9)
Cost of services	9,379	9,174	8,793	8,714	10,114
Other operating expenses before allocated corporate operating expenses	26,615	27,264	23,660	26,062	27,538
Interest expense	5,107	1,438	1,421	1,609	400

Total	41,125	37,728	33,436	36,507	38,043

Adjusted pretax operating income (loss) before allocated corporate operating expenses	(1,403)	(3,322)	(723)	(4,179)	(8,357)
Allocation of corporate operating expenses	4,677	3,711	5,340	4,595	5,367

Adjusted pretax operating income (loss) (1)	$(6,080)	$(7,033)	$(6,063)	$(8,774)	$(13,724)

(1)	See Exhibits F and G for additional information on the use and definition of this term and a reconciliation to consolidated net income.
(2)

All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; and (iii) the operating results from certain other immaterial activities and operating segments, including our mortgage conduit, title, real estate services and real estate technology businesses.

(3)	Details of All Other revenue are as follows.

	2024		2023
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Holding company (a)	$17,042	$16,536	$15,374	$15,601	$14,202
Real estate services	9,110	9,517	9,014	7,126	7,676
Title	7,047	4,997	5,516	6,948	6,422
Mortgage conduit	5,815	2,690	2,171	2,020	678
Real estate technology	708	666	638	633	708

Total	$39,722	$34,406	$32,713	$32,328	$29,686

(a)	Consists of net investment income earned from assets held by Radian Group, our holding company, that are not attributable or allocated to our underlying businesses.

Selected Mortgage Insurance Key Ratios

	2024		2023
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Loss ratio (1)	(0.8)%	(2.9)%	2.0%	(3.5)%	(10.3)%
Expense ratio (2)	28.5%	25.0%	25.5%	23.4%	29.6%

(1)	For our Mortgage Insurance segment, calculated as provision for losses expressed as a percentage of net premiums earned.
(2)

For our Mortgage Insurance segment, calculated as operating expenses, (which consist of policy acquisition costs and other operating expenses, as well as allocated corporate operating expenses), expressed as a percentage of net premiums earned.

Radian Group Inc. and Subsidiaries

Definition of Consolidated Non-GAAP Financial Measures

Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way our business performance is evaluated by both management and by our board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of our businesses and to allocate resources to them.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments, except for certain investments and other financial instruments attributable to our reportable segment or All Other activities; (ii) amortization and impairment of goodwill and other acquired intangible assets; and (iii) impairment of other long-lived assets and other non-operating items, if any, such as gains (losses) from the sale of lines of business, acquisition-related income (expenses) and gains (losses) on extinguishment of debt. Adjusted diluted net operating income (loss) per share is calculated by dividing adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the company’s statutory tax rate, by the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income (loss). These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. Except for certain investments and other financial instruments attributable to specific operating segments, we do not view them to be indicative of our fundamental operating activities.

(2)

Amortization and impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. We do not view these charges as part of the operating performance of our primary activities.

(3)

Impairment of other long-lived assets and other non-operating items, if any. Impairment of other long-lived assets and other non-operating items includes activities that we do not view to be indicative of our fundamental operating activities, such as: (i) impairment of internal-use software and other long-lived assets; (ii) gains (losses) from the sale of lines of business; (iii) acquisition-related income and expenses; and (iv) gains (losses) on extinguishment of debt.

Radian Group Inc. and Subsidiaries

Definition of Consolidated Non-GAAP Financial Measures

Exhibit F (page 2 of 2)

See Exhibit G for the reconciliations of the most comparable GAAP measures, consolidated pretax income (loss), diluted net income (loss) per share and return on equity to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity, respectively.

Total adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss). Our definitions of adjusted pretax operating income (loss) and adjusted diluted net operating income (loss) per share may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries

Consolidated Non-GAAP Financial Measure Reconciliations

Exhibit G (page 1 of 2)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2024			2023
(In thousands)	Qtr 2	Qtr 1		Qtr 4		Qtr 3	Qtr 2
Consolidated pretax income	$188,123	$198,649		$179,817		$200,983	$182,676
Less reconciling income (expense) items
Net gains (losses) on investments and other financial instruments (1)	(4,438)	107		13,091		(8,838)	(331)
Amortization and impairment of goodwill and other acquired intangible assets	—	—		(11,173)		(1,371)	(1,370)
Impairment of other long-lived assets and other non-operating items	(122)	(4,275	)(2)	(13,835	)(3)	737	2

Total adjusted pretax operating income (4)	$192,683	$202,817		$191,734		$210,455	$184,375

(1)

Excludes certain net gains (losses), if any, on investments and other financial instruments that are attributable to specific operating segments and therefore included in adjusted pretax operating income (loss).

(2)	This amount is included in interest expense on the Condensed Consolidated Statement of Operations in Exhibit A and relates to the loss on extinguishment of debt.
(3)	This amount is included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relates to impairment of other long-lived assets.
(4)	Total adjusted pretax operating income consists of adjusted pretax operating income (loss) for our reportable segment and All Other activities as follows.

	2024		2023
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Adjusted pretax operating income (loss)
Mortgage Insurance segment	$198,763	$209,850	$197,797	$219,229	$198,099
All Other activities	(6,080)	(7,033)	(6,063)	(8,774)	(13,724)

Total adjusted pretax operating income	$192,683	$202,817	$191,734	$210,455	$184,375

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	2024		2023
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Diluted net income per share	$0.98	$0.98	$0.91	$0.98	$0.91

Less per-share impact of reconciling income (expense) items
Net gains (losses) on investments and other financial instruments	(0.03)	—	0.08	(0.06)	—
Amortization and impairment of goodwill and other acquired intangible assets	—	—	(0.07)	(0.01)	(0.01)
Impairment of other long-lived assets and other non-operating items	—	(0.03)	(0.09)	0.01	—
Income tax (provision) benefit on reconciling income (expense) items (1)	—	0.01	0.02	0.01	—
Difference between statutory and effective tax rates	0.02	(0.03)	0.01	(0.01)	0.01

Per-share impact of reconciling income (expense) items	(0.01)	(0.05)	(0.05)	(0.06)	—

Adjusted diluted net operating income per share (1)	$0.99	$1.03	$0.96	$1.04	$0.91

(1)	Calculated using the company’s federal statutory tax rate of 21%.

Radian Group Inc. and Subsidiaries

Consolidated Non-GAAP Financial Measure Reconciliations

Exhibit G (page 2 of 2)

Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2024		2023
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Return on equity (1)	13.6%	13.8%	13.4%	15.0%	14.1%

Less impact of reconciling income (expense) items (2)
Net gains (losses) on investments and other financial instruments	(0.4)	—	1.2	(0.9)	—
Amortization and impairment of goodwill and other acquired intangible assets	—	—	(1.0)	(0.2)	(0.1)
Impairment of other long-lived assets and other non-operating items	—	(0.4)	(1.3)	0.1	—
Income tax (provision) benefit on reconciling income (expense) items (3)	0.1	0.1	0.2	0.2	(0.1)
Difference between statutory and effective tax rates	0.3	(0.4)	0.1	(0.2)	0.2

Impact of reconciling income (expense) items	—	(0.7)	(0.8)	(1.0)	—

Adjusted net operating return on equity (3)	13.6%	14.5%	14.2%	16.0%	14.1%

(1)	Calculated by dividing annualized net income by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%.

On a consolidated basis, “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are measures not determined in accordance with GAAP. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss).

Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries

Mortgage Insurance Supplemental Information - New Insurance Written

Exhibit H

	2024		2023
($ in millions)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
NIW	$13,902	$11,534	$10,629	$13,922	$16,946
NIW by premium type
Direct monthly and other recurring premiums	96.5%	96.7%	96.4%	96.0%	96.5%
Direct single premiums	3.5%	3.3%	3.6%	4.0%	3.5%
NIW for purchases	98.3%	96.9%	98.8%	98.7%	98.6%
NIW for refinances	1.7%	3.1%	1.2%	1.3%	1.4%
NIW by FICO score (1)
>=740	69.4%	67.3%	66.5%	67.3%	66.1%
680-739	25.5	27.1	27.9	27.4	28.4
620-679	5.1	5.6	5.6	5.3	5.5
<=619	0.0	0.0	0.0	0.0	0.0

Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%

NIW by LTV (2)
95.01% and above	16.5%	15.4%	15.4%	16.5%	17.9%
90.01% to 95.00%	37.2	40.8	40.0	38.6	39.1
85.01% to 90.00%	32.4	31.3	31.3	30.2	29.5
85.00% and below	13.9	12.5	13.3	14.7	13.5

Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	For loans with multiple borrowers, the percentage of NIW by FICO score represents the lowest of the borrowers’ FICO scores at origination.
(2)	At origination.

Radian Group Inc. and Subsidiaries

Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force

Exhibit I

	June 30,	March 31,	December 31,	September 30,	June 30,
($ in millions)	2024	2024	2023	2023	2023
Primary insurance in force	$272,827	$270,986	$269,979	$269,511	$266,859

Primary risk in force (“RIF”)	$71,109	$70,299	$69,710	$69,298	$68,323

Primary RIF by premium type
Direct monthly and other recurring premiums	89.5%	89.2%	88.9%	88.6%	88.2%
Direct single premiums	10.5%	10.8%	11.1%	11.4%	11.8%
Primary RIF by FICO score (1)
>=740	59.2%	58.8%	58.5%	58.2%	57.8%
680-739	33.3	33.6	33.9	34.0	34.3
620-679	7.2	7.3	7.3	7.4	7.5
<=619	0.3	0.3	0.3	0.4	0.4

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary RIF by LTV (2)
95.01% and above	19.2%	18.9%	18.6%	18.4%	18.0%
90.01% to 95.00%	48.1	48.2	48.2	48.2	48.4
85.01% to 90.00%	27.3	27.1	27.1	27.0	26.9
85.00% and below	5.4	5.8	6.1	6.4	6.7

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Persistency Rate (12 months ended)	84.3%	84.3%	84.0%	83.6%	82.8%
Persistency Rate (quarterly, annualized) (3)	83.5%	85.3%	85.8%	84.2%	83.5%

(1)	For loans with multiple borrowers, the percentage of primary RIF by FICO score represents the lowest of the borrowers’ FICO scores at origination.
(2)	At origination.
(3)

The Persistency Rate on a quarterly, annualized basis is calculated based on loan-level detail for the quarter ending as of the date shown. It may be impacted by seasonality or other factors, including the level of refinance activity during the applicable periods and may not be indicative of full-year trends.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements are not guarantees of future performance, and the forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

•

the health of the U.S. housing market generally and changes in economic conditions that impact the size of the insurable mortgage market, the credit performance of our insured mortgage portfolio and our business prospects, including changes resulting from inflationary pressures, the higher interest rate environment and the risk of higher unemployment rates, as well as other macroeconomic stresses and uncertainties, including potential impacts resulting from political and geopolitical events;

•	changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;

•	Radian Guaranty’s ability to remain eligible under the PMIERs to insure loans purchased by the GSEs;

•	our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy current and future regulatory requirements;

•

changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs or loans purchased by the GSEs, or changes in the requirements for Radian Guaranty to remain an approved insurer to the GSEs, such as changes in the PMIERs or the GSEs’ interpretation and application of the PMIERs or other applicable requirements;

•

the effects of the Enterprise Regulatory Capital Framework, finalized in February 2022, which establishes a new regulatory capital framework for the GSEs, and which, as finalized, increases the capital requirements for the GSEs, and among other things, could impact the GSEs’ operations and pricing as well as the size of the insurable mortgage market;

•	changes in the current housing finance system in the United States, including the roles of the FHA, the VA, the GSEs and private mortgage insurers in this system;

•

our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and traditional reinsurance markets, and to maintain sufficient holding company liquidity to meet our liquidity needs;

•

our ability to successfully execute and implement our business plans and strategies, including plans and strategies that may require GSE and/or regulatory approvals and licenses, that are subject to complex compliance requirements that we may be unable to satisfy, or that may expose us to new risks, including those that could impact our capital and liquidity positions;

•	risks related to the quality of third-party mortgage underwriting and mortgage loan servicing;

•	a decrease in the Persistency Rates of our mortgage insurance on Monthly Premium Policies;

•

competition in the private mortgage insurance industry generally, and more specifically: price competition in our mortgage insurance business and competition from the FHA and the VA as well as from other forms of credit enhancement, such as any potential GSE-sponsored alternatives to traditional mortgage insurance;

•

U.S. political conditions, which may be more volatile and present a heightened risk in Presidential election years, and legislative and regulatory activity (or inactivity), including adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied;

•

legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, new or increased reserves or have other effects on our business;

•	the amount and timing of potential payments or adjustments associated with federal or other tax examinations;

•

the possibility that we may fail to estimate accurately, especially in the event of an extended economic downturn or a period of extreme market volatility and economic uncertainty, the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our Available Assets and Minimum Required Assets under the PMIERs, which could be impacted by, among other things, the size and mix of our IIF, future changes to the PMIERs, the level of defaults in our portfolio, the reported status of defaults in our portfolio (including whether they are subject to mortgage forbearance, a repayment plan or a loan modification trial period), the level of cash flow generated by our insurance operations and our risk distribution strategies;

•	volatility in our financial results caused by changes in the fair value of our assets and liabilities, including with respect to our use of derivatives and within our investment portfolio;

•	changes in GAAP or SAP rules and guidance, or their interpretation;

•

risks associated with investments to grow our existing businesses, or to pursue new lines of business or new products and services, including our ability and related costs to develop, launch and implement new and innovative technologies and digital products and services, whether these products and services receive broad customer acceptance or disrupt existing customer relationships, and additional financial risks related to these investments, including required changes in our investment, financing and hedging strategies, risks associated with our increased use of financial leverage, which could expose us to liquidity risks resulting from changes in the fair values of assets, and the risk that we may fail to achieve forecasted results, which could result in lower or negative earnings contribution;

•

the effectiveness and security of our information technology systems and digital products and services, including the risk that these systems, products or services fail to operate as expected or planned or expose us to cybersecurity or third-party risks, including due to malware, unauthorized access, cyberattack, ransomware or other similar events;

•	our ability to attract and retain key employees;

•

the amount of dividends, if any, that our insurance subsidiaries may distribute to us, which under applicable regulatory requirements is based primarily on the financial performance of our insurance subsidiaries, and therefore, may be impacted by general economic, competitive and other factors, many of which are beyond our control; and

•

the ability of our operating subsidiaries to distribute amounts to us under our internal tax- and expense-sharing arrangements, which for our insurance subsidiaries are subject to regulatory review and could be terminated at the discretion of such regulators.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

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